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Exhibit 4.9

The information in this Notice of Variation may change. We may not complete the Offer and issue these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This Notice of Variation is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the Offer is not permitted.

This document is important and requires your immediate attention. If you have any questions as to how to deal with it, you should consult your investment dealer, lawyer or other professional advisor. No securities regulatory authority in Canada or the United States has expressed an opinion about, or passed upon the fairness or merits of, the Offer, the securities offered pursuant to such Offer or the adequacy of the information contained in this document and it is an offence to claim otherwise.

THE SECURITIES OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

August 3, 2006

NOTICE OF VARIATION AND EXTENSION

by

TECK COMINCO LIMITED

of its

OFFER TO PURCHASE

all of the outstanding common shares of

INCO LIMITED

on the revised basis of, at the election of each holder,

(a)	Cdn.$82.50 in cash (the "Cash Alternative"), or
(b)	1.1293 Class B subordinate voting shares of Teck Cominco Limited and Cdn.$0.05 in cash (the "Share Alternative"),

for each common share of Inco Limited subject, in each case, to pro ration as set out in the Offer.

Teck Cominco Limited ("Teck" or the "Offeror") hereby gives notice that it is amending its Original Offer, as previously amended by the notice of variation and extension dated July 24, 2006 (the "First Variation"), to purchase all of the outstanding common shares of Inco Limited ("Inco") together with associated rights ("Rights") (together, the "Inco Shares") issued and outstanding under the shareholder rights plan of Inco (the "Rights Plan"), other than any Inco Shares owned, directly or indirectly, by the Offeror and its affiliates on any Take-Up Date, and including any Inco Shares that may become issued and outstanding after the date of this Notice of Variation and Extension ("Notice of Variation") but prior to the Expiry Time (as amended by this Notice of Variation) upon the conversion, exchange or exercise of any securities of Inco (other than Rights) that are convertible into or exchangeable or exercisable for Inco Shares, in order to, among other things: (i) amend the consideration offered for Inco Shares; (ii) provide additional disclosure with respect to certain matters; and (iii) extend the Expiry Time to midnight (Toronto time) on August 16, 2006. The Offeror currently owns, directly or indirectly, 8,943,800 Inco Shares, 5,143,793 of which constitute the Pledged Inco Shares.

This Notice of Variation should be read in conjunction with the Original Offer and accompanying circular (the "Original Circular") dated May 23, 2006 (which together constitute the "Offer and Circular"), as amended by the First Variation, and the replacement Letter of Transmittal and Notice of Guaranteed Delivery that accompany this Notice of Variation. Except as otherwise set forth herein, the terms and conditions previously set forth in the Offer and Circular and the First Variation continue to be applicable in all respects. All references to the "Offer" in the Offer and Circular, the replacement Letter of Transmittal, the replacement Notice of Guaranteed Delivery and this Notice of Variation mean the Original Offer as amended by the First Variation and this Notice of Variation, and all references in such documents to the "Circular" mean the Original Circular as amended by the First Variation and this Notice of Variation. Capitalized terms used in this Notice of Variation and not defined herein that are defined in the Offer and Circular have the respective meanings ascribed thereto in the Offer and Circular.

The Offer is extended and is now open for acceptance until midnight (Toronto time) on August 16, 2006 unless accelerated, extended or withdrawn.

Shareholders who have validly deposited and not withdrawn their Inco Shares need take no further action to accept the Offer. Shareholders who wish to accept the Offer must properly complete and execute the replacement Letter of Transmittal (printed on green paper) that accompanies this Notice of Variation or a manually signed facsimile thereof and deposit it, together with the certificates representing their Inco Shares and all other required documents, at one of the offices of CIBC Mellon Trust

Company (the "Depositary") or Mellon Investor Services LLC (the "U.S. Forwarding Agent") in accordance with the instructions in the replacement Letter of Transmittal. Alternatively, Shareholders may (1) accept the Offer by following the procedures for book-entry transfer of Inco Shares described in Section 5 of the Offer, "Manner of Acceptance — Acceptance by Book-Entry Transfer"; or (2) accept the Offer where the certificates representing the Inco Shares are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary or the U.S. Forwarding Agent before the Expiry Time, by following the procedures for guaranteed delivery described in Section 5 of the Offer, "Manner of Acceptance — Procedure for Guaranteed Delivery" using the replacement Notice of Guaranteed Delivery (printed on yellow paper) that accompanies this Notice of Variation or a manually signed facsimile thereof. Shareholders whose Inco Shares are registered in the name of a nominee should consult their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Inco Shares. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Inco Shares directly with the Depositary or the U.S. Forwarding Agent or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.

Shareholders may continue to use the original Letter of Transmittal or the original Notice of Guaranteed Delivery to accept the Offer, in which case the original Letter of Transmittal or the original Notice of Guaranteed Delivery, as the case may be, shall be deemed to be amended to reflect the terms and conditions of the replacement Letter of Transmittal and replacement Notice of Guaranteed Delivery and of the Offer as amended and supplemented by the First Variation and this Notice of Variation.

Questions and requests for assistance may be directed to the Dealer Managers, the Depositary, the U.S. Forwarding Agent or Innisfree M&A Incorporated (the "Information Agent") for the Offer. Contact details for such persons may be found on the back page of this document. Additional copies of this document and related materials, including additional copies of the replacement Letter of Transmittal and replacement Notice of Guaranteed Delivery, may be obtained without charge on request from the Dealer Managers, the Depositary, the U.S. Forwarding Agent or the Information Agent at their respective offices specified on the back page of this document. Additionally, copies of this document and related materials may be found at www.sedar.com and www.sec.gov.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor will deposits of Inco Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

The Dealer Managers for the Offer are:

In Canada	In the United States
BMO Nesbitt Burns Inc. Merrill Lynch Canada Inc.	BMO Capital Markets Corp. (formerly Harris Nesbitt Corp.) Merrill Lynch & Co.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        Teck has filed with the United States Securities and Exchange Commission (the "SEC") a Registration Statement on Form F-10, and expects to mail this Notice of Variation, and has mailed the Offer and Circular and the First Variation, to Shareholders. TECK URGES SHAREHOLDERS TO READ THE REGISTRATION STATEMENT, THE OFFER AND CIRCULAR, THE FIRST VARIATION, THIS NOTICE OF VARIATION AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

        Shareholders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Teck will be available free of charge from Teck. You should direct requests for documents to Corporate Secretary, Teck Cominco Limited, Suite 600, 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3L9, telephone (604) 687-1117. To obtain timely delivery, such documents should be requested not later than August 9, 2006, five business days before the Expiry Date.

        The Offer is made by a Canadian corporation that is permitted, under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare the Offer and Circular, the First Variation and this Notice of Variation in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

        U.S. resident Shareholders should be aware that acceptance of the Offer by them as described in the Offer and Circular, the First Variation and this Notice of Variation may have tax consequences both in the United States and in Canada. See Sections 18 and 19 of the Circular, "Certain Canadian Federal Income Tax Considerations" and "Certain United States Federal Income Tax Considerations". Such consequences may not be fully described in the Offer and Circular, the First Variation and this Notice of Variation and such holders are urged to consult their tax advisors.

        The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that Teck is incorporated or organized under the laws of Canada, that some or all of its officers and directors may reside outside the United States, that the Canadian Dealer Managers and some or all of the experts named herein may reside outside the United States, and that all or a substantial portion of the assets of Teck and such persons may be located outside the United States.

NOTICE TO HOLDERS OF INCO OPTIONS, INCO WARRANTS, INCO CONVERTIBLE
DEBENTURES AND TECK EXCHANGEABLE DEBENTURES

        The Offer is made only for Inco Shares and is not made for any options, warrants, convertible debentures, convertible notes, or other rights (other than Rights) to acquire Inco Shares. The Offer is not made to holders of Teck Exchangeable Debentures. Any holder of options, warrants, convertible debentures, convertible notes, Teck Exchangeable Debentures or other rights to acquire Inco Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise, convert or exchange such options, warrants, convertible debentures, convertible notes, Teck Exchangeable Debentures or other rights in order to obtain certificates representing Inco Shares that may be deposited in accordance with the terms of the Offer. Any such exercise, conversion or exchange must be completed sufficiently in advance of the Expiry Time to assure the holder of such options, warrants, convertible debentures, convertible notes, Teck Exchangeable Debentures or other rights to acquire Inco Shares that the holder will have certificates representing the Inco Shares received on such exercise, conversion or exchange available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 5 of the Offer, "Manner of Acceptance — Procedure for Guaranteed Delivery".

        If any holder of options to acquire Inco Shares ("Inco Options") under the Inco Option Plans does not exercise such Inco Options prior to the Expiry Time, such Inco Options will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry,

iii

vesting schedule and exercise prices, except that, to the extent permitted, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction an option to acquire Inco Shares will become an option or right to acquire a number of Teck Subordinate Voting Shares, as determined in accordance with the terms of the Inco Options. See Section 5 of the Circular, "Purpose of the Offer and Teck's Plans for Inco — Treatment of Inco Options, Inco Warrants, Inco Convertible Debentures and Teck Exchangeable Debentures".

        If any holder of warrants to acquire Inco Shares ("Inco Warrants") does not exercise such Inco Warrants prior to the Expiry Time, such Inco Warrants will remain outstanding following the Expiry Time in accordance with their terms and conditions, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 5 of the Circular, "Purpose of the Offer and Teck's Plans for Inco — Treatment of Inco Options, Inco Warrants, Inco Convertible Debentures and Teck Exchangeable Debentures".

        If any holder of Inco Convertible Debentures does not convert such Inco Convertible Debentures prior to the Expiry Time, such Inco Convertible Debentures will remain outstanding following the Expiry Time in accordance with their terms and conditions, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 5 of the Circular, "Purpose of the Offer and Teck's Plans for Inco — Treatment of Inco Options, Inco Warrants, Inco Convertible Debentures and Teck Exchangeable Debentures".

        If any holder of Teck Exchangeable Debentures does not exchange such Teck Exchangeable Debentures prior to the Expiry Time, such Teck Exchangeable Debentures will remain outstanding following the Expiry Time in accordance with their terms and conditions, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 5 of the Circular, "Purpose of the Offer and Teck's Plans for Inco — Treatment of Inco Options, Inco Warrants, Inco Convertible Debentures and Teck Exchangeable Debentures".

        The tax consequences to holders of Inco Options, Inco Warrants, Inco Convertible Debentures or Teck Exchangeable Debentures of exercising or not exercising their Inco Options or Inco Warrants, converting or not converting their Inco Convertible Debentures or exchanging or not exchanging their Teck Exchangeable Debentures are not described in Section 18 of the Circular, "Certain Canadian Federal Income Tax Considerations" or in Section 19 of the Circular, "Certain United States Federal Income Tax Considerations". Holders of Inco Options, Inco Warrants, Inco Convertible Debentures or Teck Exchangeable Debentures should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Inco Options or Inco Warrants or to convert or not convert their Inco Convertible Debentures or to exchange or not to exchange their Teck Exchangeable Debentures.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        This Notice of Variation and some of the material incorporated by reference into this Notice of Variation contain certain "forward-looking statements" as well as forward-looking information within the meaning of the Securities Act (Ontario). Forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variation of such words and phrases or state that certain actions, events or results "may", "could", "should", "would", "might" or "will" be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Teck or Inco to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These forward-looking statements include estimates, forecasts, and statements as to management's expectations concerning Teck, including after its proposed acquisition of Inco, with respect to, among other things, the size and quality of Teck's development projects, mineral reserves and mineral resources, future trends, plans, strategies, objectives and expectations, including with respect to future operations, products, services and projects for Teck, the proposed integration of management of Teck and Inco, progress in development of mineral properties, future production, capital and mine production costs,

iv

demand and market outlook for commodities, future commodity prices and treatment and refining charges, the application of Teck's CESL technology in Inco's operations, expected synergies and cost savings from the proposed acquisition of Inco, including the timing thereof, and the financial results, cash flows and operations of Teck and Inco, including following Teck's proposed acquisition of Inco. These forward-looking statements involve numerous assumptions, risks and uncertainties and actual results may vary materially.

        These statements are based on a number of assumptions, including, among others, assumptions regarding general business and economic conditions, interest rates, the supply and demand for, deliveries of, and the level and volatility of prices of nickel, cobalt, platinum group metals, zinc, copper, coal and gold and other primary metals and minerals as well as oil, natural gas and petroleum products produced by Teck and Inco, the timing of the receipt of regulatory and governmental approvals for Teck's and Inco's development projects and other operations, the availability of financing for Teck's and Inco's development projects on reasonable terms, Teck's and Inco's respective costs of production and their respective production and productivity levels, as well as those of their competitors, power prices, market competition, the accuracy of Teck's and Inco's reserve estimates (including, with respect to size, grade and recoverability) and the geological, operational and price assumptions on which these are based, future commodity prices, production of commodities by Teck, Inco and their respective competitors, the realization of synergies, transaction costs, and the future financial performance of Teck and Inco.

        The foregoing list of assumptions is not exhaustive. Events or circumstances could cause actual results to differ materially. Factors that may cause actual results to vary include, but are not limited to: the Teck Subordinate Voting Shares issued in connection with the proposed acquisition may have a market value lower than expected, the businesses of Teck and Inco may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, the expected combination benefits and synergies and cost savings from the Teck/Inco transaction may not be fully realized or not realized within the expected time frame, the possible delay in the completion of the steps required to be taken for the eventual combination of the two companies, business and economic conditions in the principal markets for the companies' products, the supply, demand, and prices for metals to be produced, changes in commodity and power prices, changes in interest and currency exchange rates, inaccurate geological and metallurgical assumptions (including with respect to the size, grade and recoverability of mineral reserves and resources), unanticipated operational difficulties (including failure of plant, equipment or processes to operate in accordance with specifications or expectations, cost escalation, unavailability of materials and equipment, government action or delays in the receipt of government approvals, industrial disturbances or other job action, and unanticipated events related to health, safety and environmental matters), political risk, social unrest, changes in general economic conditions or conditions in the financial markets and other risk factors related to the mining and metals industry as detailed from time to time in Teck's and Inco's reports filed with the SEC.

        Certain of these risks are described in more detail in the annual information form of Teck and in its public filings with the SEC. Teck does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

INFORMATION CONCERNING INCO

        Except as otherwise indicated, the information concerning Inco contained in this Notice of Variation has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities, the SEC and other public sources. Although Teck has no knowledge that would indicate that any statements contained herein concerning Inco taken from or based upon such documents and records are untrue or incomplete, neither Teck nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Inco's financial statements, or for any failure by Inco to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Teck. Teck has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from Inco's publicly available documents or records or whether there has been any failure by Inco to disclose events that may have occurred or may affect the significance or accuracy of any information.

CURRENCY AND EXCHANGE RATE INFORMATION

        Unless otherwise indicated, all references to "$", "dollars" or "Cdn.$" in this Notice of Variation refer to Canadian dollars and all references to "U.S.$" in this Notice of Variation refer to United States dollars. On August 1, 2006, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon buying rates provided by the Bank of Canada was $1.1315.

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NOTICE OF VARIATION

August 3, 2006

TO: THE SHAREHOLDERS OF INCO

        This Notice of Variation amends and supplements the Offer and Circular dated May 23, 2006, as amended by the First Variation dated July 24, 2006, pursuant to which the Offeror is offering to purchase, on the terms and subject to the conditions contained therein, all of the outstanding Inco Shares, other than any Inco Shares owned, directly or indirectly, by the Offeror and its affiliates on any Take-Up Date, and including any Inco Shares that may become issued and outstanding after the date of this Notice of Variation but prior to the Expiry Time upon the conversion, exchange or exercise of any securities of Inco (other than Rights) that are convertible into or exchangeable or exercisable for Inco Shares.

        Except as otherwise set forth in this Notice of Variation, the terms and conditions previously set forth in the Offer and Circular and the First Variation continue to be applicable in all respects. This Notice of Variation should be read in conjunction with the Offer and Circular, the First Variation, the replacement Letter of Transmittal and the replacement Notice of Guaranteed Delivery.

        All references to the "Offer" in the Offer and Circular, the replacement Letter of Transmittal, the replacement Notice of Guaranteed Delivery and this Notice of Variation mean the Original Offer as amended by the First Variation and this Notice of Variation, and all references in such documents to the "Circular" mean the Original Circular as amended by the First Variation and this Notice of Variation. Capitalized terms used in this Notice of Variation and not defined herein that are defined in the Offer and Circular have the respective meanings ascribed thereto in the Offer and Circular.

1.     Amendment of Offered Consideration

        The Offeror has varied the Offer by amending the consideration offered to Shareholders from, at the election of each holder of Inco Shares, (a) $78.50 in cash, or (b) 0.9776 of a Teck Subordinate Voting Share and $0.05 in cash for each Inco Share, subject in each case to pro ration, to, at the election of each holder of Inco Shares, (a) $82.50 in cash, or (b) 1.1293 Teck Subordinate Voting Shares and $0.05 in cash for each Inco Share, subject in each case to pro ration. Accordingly, the definitions of "Cash Alternative" and "Share Alternative" in the Offer and Circular (found at pages 7 and 12, respectively, of the Offer and Circular) are deleted and replaced by the following, respectively:

    "Cash Alternative" means $82.50 in cash for each Inco Share, subject to pro ration as set out herein.

    "Share Alternative" means 1.1293 Teck Subordinate Voting Shares and $0.05 in cash for each Inco Share, subject to pro ration as set out herein.

        All references in the Offer and Circular and the First Variation to the price offered by the Offeror are amended to reflect the foregoing changes.

        The Maximum Cash Consideration has been increased to $9,091,281,360 and the Maximum Share Consideration has been reduced to 132,303,608 Teck Subordinate Voting Shares. Accordingly, the definitions of "Maximum Cash Consideration" and "Maximum Share Consideration" in the Offer and Circular (found at page 10 of the Offer and Circular) are deleted and replaced by the following, respectively:

    "Maximum Cash Consideration" means $40.00 multiplied by the number of Inco Shares To Which The Bid Relates. Based on the number of Inco Shares outstanding on a fully diluted basis as of June 30, 2006, the Maximum Cash Consideration is $9,091,281,360.

    "Maximum Share Consideration" means 0.5821 multiplied by the number of Inco Shares To Which The Bid Relates. Based on the number of Inco Shares outstanding on a fully diluted basis as of June 30, 2006, the Maximum Share Consideration is 132,303,608 Teck Subordinate Voting Shares.

        All references in the Offer and Circular and the First Variation to the Maximum Cash Consideration and the Maximum Share Consideration offered by the Offeror are amended to reflect the foregoing changes.

        Assuming that either all Shareholders tendered to the Cash Alternative or all Shareholders tendered to the Share Alternative, after the effect of pro ration, each Shareholder would be entitled to receive $40.00 in cash and 0.5821 of a Teck Subordinate Voting Share for each Inco Share tendered, subject to adjustment for fractional shares. In light of the total amount of cash available under the Offer relative to the size of the Offer, it is unlikely that Shareholders who elect to receive the Cash Alternative will receive only cash consideration for their Inco Shares.

        All references in the Offer and Circular and the First Variation to the amount of cash and Teck Subordinate Voting Shares that would be received assuming that either all Shareholders tendered to the Cash Alternative or all Shareholders tendered to the Share Alternative, are amended to reflect the foregoing.

        On July 28, 2006, the last trading day prior to the Offeror's announcement of its intention to amend the consideration offered for the Inco Shares, the closing price of the Teck Subordinate Voting Shares on the TSX and NYSE was Cdn.$73.01 and U.S.$64.87, respectively, and the closing price of the Inco Shares on the TSX and NYSE was Cdn.$86.57 and U.S.$76.40, respectively. The volume-weighted average trading price of the Inco Shares on the TSX for the 30 trading days ended July 28, 2006 was Cdn.$76.12. The volume-weighted average trading price of the Inco Shares on the NYSE for the 30 trading days ended July 28, 2006 was U.S.$66.53. The Offer price of Cdn.$82.50 per Inco Share represents a premium of approximately 8.4% and a discount of approximately 4.7% to the 30 trading day volume-weighted average trading price and the closing price, respectively, of the Inco Shares on the TSX as at July 28, 2006 and a premium of approximately 9.6% and a discount of approximately 4.6% to the 30 trading day volume-weighted average trading price and the closing price, respectively, of the Inco Shares on the NYSE as at July 28, 2006.

        Assuming that all of the conditions to the Offer are satisfied or waived, all Shareholders whose Inco Shares are taken up under the Offer, including Shareholders who have already deposited their Inco Shares to the Offer, will receive the amended consideration for their Inco Shares.

2.     Amendments to Pro Forma Financial Information

        The Summary of Teck and Inco Historical and Pro Forma Financial Information in the "Summary of the Offer" (found at pages 21-23 of the Offer and Circular) is deleted and replaced by the following:

SUMMARY OF TECK AND INCO
HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

        The following tables present a summary of certain historical audited consolidated financial information in respect of each of Teck and Inco as at and for the years ended December 31, 2005 and 2004 and certain historical unaudited consolidated financial information of Teck and Inco as at and for the six months ended June 30, 2006 and 2005. Teck's financial statements as at and for such periods are incorporated by reference in this Offer and Circular. Copies of Teck's financial statements and related notes incorporated herein by reference can be found at www.sedar.com and www.sec.gov.

        The historical information presented for Inco is derived from the audited consolidated financial statements of Inco as at and for the years ended December 31, 2005 and 2004, which statements are incorporated by reference in this Offer and Circular, and from the unaudited consolidated financial statements of Inco as at and for the six months ended June 30, 2006 and 2005. Copies of Inco's financial statements and related notes incorporated by reference herein can be found at www.sedar.com and www.sec.gov.

        The tables also present Teck's pro forma consolidated financial information as at and for the six months ended June 30, 2006 and for the year ended December 31, 2005 after giving effect to Teck's acquisition of all of the Inco Shares pursuant to the Offer. This information is derived from and should be read in conjunction with the financial statements of each of Teck and Inco and the related notes to those financial statements incorporated by reference herein and in conjunction with the unaudited consolidated financial statements of Inco as at and for the six months ended June 30, 2006 and 2005. The summary pro forma consolidated financial information set forth below should also be read in conjunction with Teck's unaudited pro forma consolidated financial statements, the accompanying notes thereto and the compilation report of PricewaterhouseCoopers LLP thereon included in this Notice of Variation. The pro forma consolidated balance sheet has been prepared from the unaudited consolidated balance sheet of each of Teck and Inco as at June 30, 2006 and gives pro forma effect to the acquisition of Inco by Teck as if the transaction occurred on June 30, 2006. The pro forma consolidated statements of earnings for the six month period ended June 30, 2006 and for the year ended December 31, 2005 have been prepared from the unaudited statements of earnings of each of Teck and Inco for the six months ended June 30, 2006 and from the audited statements of earnings of each of Teck and Inco for the year ended December 31, 2005 and gives pro forma effect to the acquisition of Inco by Teck as if the transaction occurred on January 1, 2005.

        In preparing the unaudited pro forma consolidated financial statement information, management of the Offeror has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statement information. The summary unaudited pro forma consolidated financial information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the transaction contemplated by the Offer will differ from the pro forma information presented below. As Teck only has access to Inco's publicly available information, no attempt has been made to calculate or estimate the effect of harmonization of accounting policies or practices between Teck and Inco.

Teck Summary of Financial Information and Pro Forma Financial Information
(in millions of Cdn.$)

	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	Pro Forma 2005	2005	2006	Pro Forma 2006
Statement of Earnings Data
Revenues	$3,428	$4,415	$9,889	$1,922	$2,819	$6,263
Operating profit	1,095	1,962	3,827	726	1,518	2,747
Minority interests	(9)	(15)	(103)	(7)	(15)	(62)
Earnings from continuing operations	594	1,345	2,020	430	1,048	1,630
Net earnings	617	1,345	2,020	430	1,061	1,643
Ratio of earnings to fixed charges(1)	15.74	28.41	5.97	17.54	20.72	8.73

	December 31,		June 30,
	2004	2005	2005	2006	Pro Forma 2006
Balance Sheet Data
Cash and cash equivalents	$875	$2,098	$928	$3,230	$622
Temporary investments	32	986	398	350	—
Other current assets	920	1,199	973	1,347	5,419
Property, plant and equipment and other non-current assets	4,232	4,526	4,219	4,527	30,689

	$6,059	$8,809	$6,518	$9,454	$36,730

Current liabilities excluding current portion of long-term debt	$422	$902	$440	$997	$2,617
Total debt	665	1,721	632	1,463	8,664
Other non-current liabilities	1,741	1,785	1,825	1,677	10,030
Minority interests	10	18	9	32	955
Total shareholders' equity	3,221	4,383	3,612	5,285	14,464

	$6,059	$8,809	$6,518	$9,454	$36,730

Note:

(1)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before provision for income and resource taxes and minority interests plus fixed charges less interest capitalized and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized plus amortization of debt discount.

Inco Summary of Financial Information
(in millions of U.S.$)

	Year Ended December 31,		Six Months Ended June 30,
	2004	2005	2005	2006
Statement of Earnings Data
Revenues	$4,278	$4,518	$2,315	$3,025
Operating profit	1,682	1,629	971	1,120
Minority interest	(105)	(73)	(27)	(41)
Earnings from continuing operations	619	836	537	674
Net earnings	619	836	537	674

	December 31, 2004	December 31, 2005	June 30, 2006
Balance Sheet Data
Cash and cash equivalents	$1,076	$958	$690
Other current assets	1,477	1,737	2,541
Property, plant and equipment and other non-current assets	8,163	9,315	9,978

	$10,716	$12,010	$13,209

Current liabilities excluding current portion of long-term debt	$1,217	$1,043	$1,453
Total debt	1,868	1,974	1,921
Other non-current liabilities	2,791	3,049	3,092
Minority interest	470	761	828
Total shareholders' equity	4,370	5,183	5,915

	$10,716	$12,010	$13,209

Comparative Per Share Information

        The following table sets forth, for the periods indicated, the basic earnings, book value and cash dividends declared per Teck share and Inco Share, respectively, on a historical basis and per Teck Subordinate Voting Share on a pro forma consolidated basis. The conversion ratio is 0.5821 of a Teck Subordinate Voting Share for each Inco Share assuming full pro ration.

	Year Ended December 31, 2005			Six Months Ended June 30, 2006
	Inco U.S.$/share	Teck Cdn.$/share	Pro Forma Teck Cdn.$/share	Inco U.S.$/share	Teck Cdn.$/share	Pro Forma Teck Cdn.$/share
Per Share Data
Basic earnings per share from continuing operations	$4.41	$6.62	$6.02	$3.46	$5.08	$4.82
Basic earnings per share	$4.41	$6.62	$6.02	$3.46	$5.15	$4.86
Diluted earnings per share from continuing operations	$3.75	$6.22	$5.80	$3.03	$4.83	$4.67
Diluted earnings per share	$3.75	$6.22	$5.80	$3.03	$4.89	$4.70
Book value per share(1)	$24.76	$21.02	N/A	$28.02	$24.55	$41.61
Dividends declared per share	$0.30	$0.80	$0.80	$0.25	$1.00	$1.00

Note:

(1)
Book value per share is shareholders' equity less exchangeable and convertible instruments divided by total number of shares outstanding at period end.

Per Share Market Information

        Teck Subordinate Voting Shares are currently traded on the TSX under the symbol "TCK.B" and on the NYSE under the symbol "TCK". Inco Shares are currently traded on the TSX and on the NYSE under the symbol "N". The following table sets forth the closing prices per Teck Subordinate Voting Share and Inco Share as reported on the TSX and the NYSE on (1) May 5, 2006, the last business day before the public announcement of the Offeror's intention to make this Offer to acquire all the issued and outstanding Inco Shares, and (2) August 1, 2006, the most recent trading day on the TSX and NYSE practicable before the date of this Notice of Variation:

	TSX		NYSE
	Teck	Inco	Teck			Inco
May 5, 2006	$80.25	$65.38		N/A	(1)	U.S.$	59.08
August 1, 2006	$76.60	$88.25	U.S.$	67.83		U.S.$	77.76

Note:

(1)
The Teck Subordinate Voting Shares commenced trading on the NYSE on June 29, 2006.

        Annex A to the Offer and Circular, containing the pro forma consolidated balance sheet, pro forma consolidated statement of earnings (including the notes thereto) and compilation report, is deleted and replaced by Annex A to this Notice of Variation.

3.     Source of Offered Consideration

        The first paragraph and the first sentence of the second paragraph of Section 9 of the Circular, "Source of Offered Consideration" (found at page 71 of the Offer and Circular), are deleted and replaced by the following:

          "Teck currently estimates that if it acquires all of the Inco Shares not already owned, directly or indirectly, by it or its affiliates (which for this purpose includes the Pledged Inco Shares) pursuant to the Offer and is required to pay the maximum amount of cash payable under the Offer, the total cash required to purchase such Inco Shares and pay related fees and expenses (including depositary, solicitation, printing, financial, legal and accounting expenses), will be approximately $9.2 billion.

          Teck intends to finance approximately $3.2 billion of the cash consideration in the Offer with cash and temporary investments on hand, and approximately $6.0 billion through a 12 month senior non-revolving bridge term loan credit facility (the "Facility") to be provided by Bank of Montreal and Merrill Lynch Capital Canada Inc. and certain other financial institutions (collectively, the "Lenders") pursuant to a binding commitment letter dated July 30, 2006 (the "Commitment Letter")."

4.     Extension of the Offer

        Teck has extended the Offer by extending the Expiry Time for the Offer from 8:00 p.m. (Toronto time) on August 16, 2006 to midnight (Toronto time) on August 16, 2006. Accordingly, the definition of "Expiry Time" in the Offer and Circular is deleted and replaced by the following definition:

    "Expiry Time" means midnight (Toronto time) on the Expiry Date or such other time as is set out in a notice of variation of the Offer issued at any time and from time to time. See Section 6 of the Offer, "Extensions, Variations and Changes to the Offer".

5.     Other Changes to the Original Offer

        Sub-paragraph (x) of the definition of "Restricted Event" in the Offer and Circular is amended by adding the following at the end of such sub-paragraph:

    "and neither the entering into of the combination agreement between Inco and Phelps Dodge Corporation ("Phelps Dodge") dated as of June 25, 2006 in connection with the combination of Inco and Phelps Dodge, nor the entering into of agreements related to such combination agreement, in each case as publicly announced by Inco prior to the date hereof, constitutes a "Restricted Event""

        Annex B of the Offer and Circular is amended by replacing the reference and information related to Masayuki Hisatune with the following:

Name, Province/State, Country of Residence and Country of Citizenship	Principal Occupations within Previous Five Years	Director Since
Takashi Kuriyama[8] Residence — Vancouver, British Columbia, Canada Citizenship — Japanese	Managing Director, Sumitomo Metal Mining Oceania P/L, Australia from 2001 to 2002; Manager, Geology & Exploration Section, Hishikari Mine, Sumitomo Metal Mining Co. from 2002 to 2003; Director, Joint Venture Exploration Division, Metal Mining Agency of Japan from 2003 to 2004; Councilor, Metals Exploration Group from 2004 to 2006; Director/Executive Vice President, Sumitomo Metal Mining America Inc. from May 2006 to present.	June 2006

6.     Conditions of the Offer

        Except as amended by this Notice of Variation, the conditions of the Offer have not changed. See Section 2 of the Offer, "Conditions of the Offer".

7.     Recent Developments

  Shareholder Rights Plan

        On July 20, 2006, with the consent of Teck and Inco, the Ontario Securities Commission issued a cease-trade order with respect to any securities issued or to be issued under or in connection with the Rights Plan, effective as of 4:30 p.m. (Toronto time) on August 16, 2006.

  Teck Financial Results for the Three Months Ended June 30, 2006

        On July 24, 2006, Teck reported unaudited net earnings for the second quarter of 2006 of $613 million or $2.95 per share, up significantly from net earnings of $225 million or $1.11 per share in the second quarter of 2005. The significantly higher earnings in the second quarter were a result of higher prices for Teck's products. Average London Metal Exchange cash prices for copper and zinc were U.S.$3.27 and U.S.$1.49 per pound, respectively, in the quarter, up significantly from U.S.$1.54 and U.S.$0.58 per pound, respectively, in the second quarter in 2005. Coal prices averaged U.S.$116 per tonne in the second quarter of 2006 compared with U.S.$94 per tonne a year ago. A lower U.S./Canadian dollar exchange rate of $1.00/$1.12 in the second quarter compared with $1.00/$1.24 a year ago partially offset the higher commodity prices.

        Teck's net earnings in the first half of the year were $1.1 billion, more than double the net earnings of $430 million in the first half of 2005, as a result of higher commodity prices. Net earnings in the first two quarters of the year are typically lower than the last two quarters, due to the seasonality of shipments from Teck's Red Dog mine in Alaska. Red Dog's zinc sales in the first half of 2006 accounted for approximately 32% of its planned annual sales. Coal sales volumes at Elk Valley Coal Partnership in the first half of 2006 were approximately 45% of planned sales volumes for the year. For further detail regarding Teck's financial results, please refer to the Unaudited Consolidated Interim Financial Statements and related notes thereto for the six months ended June 30, 2006 and 2005 and Management's Discussion and Analysis of Financial Position and Operating Results related thereto, which are incorporated by reference herein.

  Termination of Inco/Falconbridge Support Agreement

        On July 27, 2006, Inco's offer to acquire all the outstanding shares of Falconbridge expired. On July 28, 2006, Falconbridge announced that the support agreement between Inco and Falconbridge had been terminated.

8.     Replacement Letter of Transmittal and Replacement Notice of Guaranteed Delivery

        Shareholders who wish to accept the Offer must properly complete and execute the replacement Letter of Transmittal (printed on green paper) that accompanies this Notice of Variation or a manually signed facsimile thereof and deposit it, together with the certificates representing their Inco Shares and all other required documents, at one of the offices of the Depositary or the U.S. Forwarding Agent in accordance with the instructions in the replacement Letter of Transmittal. Alternatively, Shareholders may (1) accept the Offer by following the procedures for book-entry transfer of Inco Shares described in Section 5 of the Offer, "Manner of Acceptance — Acceptance by Book-Entry Transfer"; or (2) accept the Offer where the certificates representing the Inco Shares are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary or the U.S. Forwarding Agent before the Expiry Time, by following the procedures for guaranteed delivery described in Section 5 of the Offer, "Manner of Acceptance — Procedure for Guaranteed Delivery" using the replacement Notice of Guaranteed Delivery (printed on yellow paper) that accompanies the Offer and Circular or a manually signed facsimile thereof.

        Shareholders whose Inco Shares are registered in the name of a nominee should consult their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Inco Shares. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Inco Shares directly with the Depositary or the U.S. Forwarding Agent or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.

        The Original Offer was accompanied by a Letter of Transmittal (printed on green paper) and a Notice of Guaranteed Delivery (printed on yellow paper) to accept the Offer. Shareholders may continue to use the original Letter of Transmittal or the original Notice of Guaranteed Delivery to accept the Offer, in which case the original Letter of Transmittal or the original Notice of Guaranteed Delivery, as the case may be, shall be deemed to be amended to reflect the terms and conditions of the replacement Letter of Transmittal and replacement Notice of Guaranteed Delivery and of the Offer as amended and supplemented by the First Variation and this Notice of Variation.

        Shareholders who have validly deposited and not withdrawn their Inco Shares need take no further action to accept the Offer.

9.     Time for Acceptance

        The Offer is open for acceptance until midnight (Toronto time) on August 16, 2006 unless accelerated, extended or withdrawn.

10.   Manner of Acceptance

        Inco Shares may be deposited to the Offer in accordance with the provisions of Section 5 of the Offer, "Manner of Acceptance".

11.   Take Up and Payment for Deposited Inco Shares

        Upon the terms and subject to the conditions of the Offer, the Offeror will take up and pay for Inco Shares validly deposited to the Offer and not withdrawn as set forth in Section 3 of the Offer, "Take-Up and Payment for Deposited Inco Shares".

12.   Right to Withdraw Deposited Inco Shares

        Shareholders have the right to withdraw Inco Shares deposited pursuant to the Offer under the circumstances and in the manner described in Section 9 of the Offer, "Right to Withdraw Deposited Inco Shares".

13.   Consequential Amendments to the Offer and Circular and Other Documents

        The Offer and Circular, the First Variation, the original Letter of Transmittal and the original Notice of Guaranteed Delivery are amended to the extent necessary to reflect the amendments contemplated by, and the information contained in, this Notice of Variation and the changes in the replacement Letter of Transmittal and replacement Notice of Guaranteed Delivery.

14.   Offerees' Statutory Rights

        Securities legislation in certain of the provinces and territories of Canada provides securityholders of Inco with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Holders of Inco Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

15.   Registration Statement Filed with the SEC

        A Registration Statement on Form F-10 under the U.S. Securities Act has been filed, which covers the Teck Subordinate Voting Shares to be issued pursuant to the Offer. The Offer and Circular do not contain all of the information set forth in the Registration Statement. Reference is made to the Registration Statement and the exhibits thereto for further information. In addition, reference is made to the documents listed under the heading, "Documents Filed as Part of the Registration Statement" on page 95 of the Offer and Circular.

16.   Directors' Approval

        The contents of this Notice of Variation have been approved and the sending thereof to the Shareholders has been authorized by the board of directors of Teck.

CONSENT

To the Directors of
 TECK COMINCO LIMITED

        We have read the Notice of Variation of Teck Cominco Limited ("Teck") dated August 3, 2006 relating to the Offer by Teck to purchase all of the outstanding common shares of Inco Limited. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the Circular of our report to the shareholders of Teck on the consolidated balance sheets of Teck as at December 31, 2005 and 2004 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three year period ended December 31, 2005. Our report is dated February 2, 2006, except for note 3(f) which is as of May 17, 2006.

        We also consent to the use in the above-mentioned Notice of Variation of our report dated August 3, 2006 to the Board of Directors of Teck on the pro forma consolidated balance sheet as at June 30, 2006 and pro forma consolidated statements of earnings for the six months then ended and for the year ended December 31, 2005.

Vancouver, Canada August 3, 2006	(Signed) PRICEWATERHOUSECOOPERS LLP Chartered Accountants

APPROVAL AND CERTIFICATE OF TECK COMINCO LIMITED

        The contents of this Notice of Variation, together with the Annex included herein, have been approved by, and the sending thereof to the Shareholders has been authorized by, the board of directors of Teck. The foregoing, together with the Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing, together with the Offer and Circular, does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer or the securities to be distributed hereunder.

Dated: August 3, 2006.

(Signed) DONALD R. LINDSAY President and Chief Executive Officer	(Signed) RONALD A. MILLOS Senior Vice President Finance and Chief Financial Officer
On behalf of the board of directors
(Signed) J. BRIAN AUNE Director	(Signed) WARREN S.R. SEYFFERT, Q.C. Director

ANNEX A

        NOTE: The following compilation report is provided solely to comply with the applicable requirements of Canadian securities laws. The Canadian auditing standards specify the procedures that should be performed which are outlined in the report. These procedures would not be sufficient to allow for an expression of opinion under the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"). The procedures that would be performed to allow for an expression of an opinion under the standards of the PCAOB would be more extensive and greater in scope than that required by the Canadian auditing standards. Accordingly, no opinion is expressed on the pro forma information under the standards of the PCAOB.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF TECK COMINCO LIMITED

        The following selected unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the consolidated entities that would have been achieved if the Offer had been completed during the periods presented, nor is the selected pro forma consolidated financial information necessarily indicative of the future operating results or financial position of the consolidated entities.

COMPILATION REPORT ON PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

To the Directors of Teck Cominco Limited

        We have read the accompanying unaudited pro forma consolidated balance sheet of Teck Cominco Limited (the "company" or "Teck") as at June 30, 2006 and the unaudited pro forma consolidated statements of earnings for the six months then ended and for the year ended December 31, 2005, and have performed the following procedures.

1.
Compared the figures in the columns captioned "Teck" to the unaudited consolidated financial statements of the company as at June 30, 2006 and for the six months then ended, and the audited consolidated financial statements of the company for the year ended December 31, 2005 respectively, and found them to be in agreement.

2.
Compared the figures in the columns captioned "Inco US$" to the unaudited consolidated financial statements of Inco Limited as at June 30, 2006 and for the six months then ended and the audited consolidated financial statements of Inco Limited for the year ended December 31, 2005 respectively, and found them to be in agreement.

3.
Made enquiries of certain officials of the company who have responsibility for financial and accounting matters about:

(a)
the basis for determination of the pro forma adjustments; and

(b)
whether the pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

        The officials:

  (a)
  described to us the basis for determination of the pro forma adjustments, and

  (b)
  stated that the pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

4.
Read the notes to the pro forma consolidated financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

5.
Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned "Teck" and "Inco CDN$" as at June 30, 2006 and for the six months then ended,

  and for the year ended December 31, 2005, and found the amounts in the columns captioned "Pro forma Teck" to be arithmetically correct.

        A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma consolidated financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

Vancouver, British Columbia, Canada August 3, 2006	(Signed) PRICEWATERHOUSECOOPERS LLP Chartered Accountants

TECK COMINCO LIMITED

PRO FORMA CONSOLIDATED BALANCE SHEET

As at June 30, 2006
($ millions)

				Pro Forma Adjustments
		Inco
							Pro Forma Teck
	Teck	US$	CDN$	Note 3		Amounts
	A		B			C	A + B + C
ASSETS
Current assets
Cash and cash equivalents	$3,230	$690	$769	a	(i)	$409	$622
				c		(9,091)
				c		(435)
				e		5,740
Temporary investments	350			e		(350)	—
Accounts receivable	588	1,169	1,304				1,892
Inventories	759	1,254	1,398	d		1,238	3,395
Other	—	118	132				132

	4,927	3,231	3,603				6,041
Investments	268						268
Investment in Inco	437			b		(246)	—
				c		(191)
				c		18,894
				f		(18,894)
Property, plant and equipment and other non-current assets	3,822	9,978	11,125	d		15,474	30,421

	$9,454	$13,209	$14,728				$36,730

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$997	$1,453	$1,620				$2,617
Current portion of long-term debt	34	77	86				120

	1,031	1,530	1,706				2,737
Long-term debt	1,429	1,844	2,056	a	(ii)	(355)	8,544
				d		24
				e		5,390
Other liabilities	628	1,081	1,206	d		1,649	3,483
Future income and resource taxes	801	2,011	2,242	d		3,504	6,547
Minority interests	32	828	923				955
Inco exchangeable debentures	248	—	—	b		(248)	—

	4,169	7,294	8,133				22,266
Shareholders' equity
Convertible debentures	—	262	292	a	(ii)	(292)	—
Shareholders' equity	5,285	5,653	6,303	a		1,056	14,464
				b		2
				c		9,177
				d		11,535
				f		(18,894)

	$9,454	$13,209	$14,728				$36,730

TECK COMINCO LIMITED

PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

For the year ended December 31, 2005
($ millions)

				Pro Forma Adjustments
		Inco
						Pro Forma Teck
	Teck	US$	CDN$	Note 3	Amounts
	A(1)		B		C	A + B + C
Revenues	$4,415	$4,518	$5,474			$9,889
Operating expenses	(2,179)	(2,633)	(3,190)	g	112	(5,257)
Depreciation	(274)	(256)	(310)	h	(221)	(805)

Operating profit	1,962	1,629	1,974			3,827
Other expenses
General and administration	(74)	(207)	(251)			(325)
Interest on long-term debt	(69)	(26)	(33)	i	(331)	(433)
Mineral exploration	(70)	(43)	(52)			(122)
Research and development	(13)	(35)	(42)			(55)
Other income (expense)	170	(1)	(1)	i	(60)	109

	(56)	(312)	(379)			(826)

	1,906	1,317	1,595			3,001
Provision for income and resource taxes	(546)	(408)	(494)	j	162	(878)
Minority interests	(15)	(73)	(88)			(103)

Net earnings	$1,345	$836	$1,013			$2,020

Earnings per share Pro forma earnings per share (Note 5)
Basic	$6.62					$6.02

Diluted	$6.22					$5.80

(1)
Restated to conform with current financial statement presentation.

TECK COMINCO LIMITED

PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

For the six months ended June 30, 2006
($ millions)

				Pro Forma Adjustments
		Inco
						Pro Forma Teck
	Teck	US$	CDN$	Note 3	Amounts
	A		B		C	A + B + C
Revenues	$2,819	$3,025	$3,444			$6,263
Operating expenses	(1,187)	(1,754)	(1,997)	g	64	(3,120)
Depreciation and amortization	(114)	(151)	(172)	h	(110)	(396)

Operating profit	1,518	1,120	1,275			2,747
Other expenses
General and administration	(40)	(131)	(149)			(189)
Interest on long-term debt	(51)	(33)	(38)	i	(166)	(255)
Mineral exploration	(22)	(30)	(34)			(56)
Research and development	(10)	(17)	(19)			(29)
Other income	188	45	51	i	(62)	177

	65	(166)	(189)			(352)

	1,583	954	1,086			2,395
Provision for income and resource taxes	(520)	(239)	(272)	j	89	(703)
Minority interests	(15)	(41)	(47)			(62)

Net earnings from continuing operations	1,048	674	767			1,630
Net earnings from discontinued operation	13	—	—			13

Net earnings	$1,061	$674	$767			$1,643

Earnings per share Pro forma earnings per share (Note 5)
Basic	$5.15					$4.86

Diluted	$4.89					$4.70

Earnings per share from continuing operations Pro forma earnings per share from continuing operations
Basic	$5.08					$4.82

Diluted	$4.83					$4.67

TECK COMINCO LIMITED

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian dollars unless otherwise indicated
(Unaudited)

1.     BASIS OF PRESENTATION

  These unaudited pro forma consolidated financial statements (pro forma financial statements) of Teck Cominco Limited (Teck) have been prepared in accordance with generally accepted accounting principles in Canada. These pro forma financial statements do not contain all of the information required for annual financial statements. Accordingly they should be read in conjunction with the most recent annual and interim financial statements of Teck, and the most recent annual and interim financial statements of Inco Limited (Inco).

  These pro forma financial statements have been prepared assuming that the acquisition of Inco had been completed on January 1, 2005 for the unaudited pro forma consolidated statements of earnings and on June 30, 2006 for the unaudited pro forma consolidated balance sheet.

  These pro forma financial statements are not intended to reflect the financial position which would have resulted had the transaction actually been affected on June 30, 2006 or the results of operations had the transaction been effected on January 1, 2005. Further, the pro forma results of operations may not be indicative of future results.

2.     SIGNIFICANT ACCOUNTING POLICIES

  Accounting policies used in the preparation of these pro forma financial statements are those disclosed in Teck's audited consolidated financial statements for the year ended December 31, 2005 and Teck's unaudited consolidated financial statements for the six months ended June 30, 2006. As Teck only has access to Inco's publicly available information, no calculations or estimates have been made to harmonize the accounting policies of Teck and Inco.

  For the purposes of these pro forma financial statements, the Inco balance sheet as at June 30, 2006 has been translated into Canadian dollars at the period end rate of 1.1150, the Inco statement of earnings for the year ended December 31, 2005 has been translated at an average rate of 1.2116 and the Inco statement of earnings for the six months ended June 30, 2006 has been translated at an average rate of 1.1384.

3.     PRO FORMA ADJUSTMENTS

  The acquisition of Inco by Teck is accounted for using the purchase method. Accordingly, Inco's assets and liabilities are measured at their individual fair values on the date of the acquisition and the difference between these fair values and the price paid for Inco shares is recorded on the balance sheet as goodwill. Inco's shareholders' equity is eliminated upon consolidation. Teck's assets and liabilities are not revalued as part of this process.

  The pro forma financial statements assume the completion of a business combination whereby 227.3 million shares of Inco at June 30, 2006 calculated on a fully-diluted basis are acquired for total consideration of $18,268 million, comprising 132.3 million subordinate voting shares of Teck, and $9,091 million in cash. For the purpose of these pro forma financial statements, Teck has assumed that the maximum cash component of the Offer will be reached. The final amount of the cash portion of the consideration will depend on decisions relating to the exercise of options made by holders of Inco stock options, the conversion, if any, of Inco's convertible debentures, and elections made by shareholders of Inco on acceptance of the Offer.

  The measurement of the purchase consideration in the pro forma financial statements is based on a Teck subordinate voting share price of $73.01 at the time of the Offer. The actual measurement date of the purchase consideration will occur on the date when sufficient shares have been tendered to make the Offer binding. The value of the purchase consideration will be based on the market price of Teck shares at the time the Offer closes. Consequently, the eventual value of the purchase consideration for accounting purposes will differ from the amount assumed in the pro forma financial statements due to any future changes in the market price of Teck's subordinate voting shares.

  The allocation of the purchase price to the assets and liabilities of Inco as presented in these pro forma financial statements is preliminary and subject to change. In arriving at the fair values of assets and liabilities Teck has made assumptions, estimates and assessments which are based on limited information. The actual fair values of the assets and liabilities will be determined as of the date of the acquisition, not the dates used in the preparation of these pro forma financial statements. The amounts determined may differ materially from the amounts disclosed in the purchase price allocation set out in (d) below due to changes in the estimates of fair values of the assets and liabilities as more information is available for assessment. Any such changes in the determination and allocation of the purchase price could also result in changes to the adjustments to earnings in subsequent periods.

  The pro forma adjustments reflect Teck's acquisition of 100% of Inco's assets and liabilities at their fair values and the accounting for Inco as a wholly owned subsidiary.

  Balance Sheet Adjustments:

  Adjustments related to the pro forma consolidated balance sheet as at June 30, 2006 have been made as follows:

  (a)
  The following adjustments have been made to reflect the book value of Inco at the date of acquisition:

  i.
  to give effect to proceeds of $409 million deemed to be received by Inco on the exercise of in-the-money warrants and employee and director share options;

  ii.
  to give effect to the conversion of all outstanding Inco convertible debt instruments to common shares of Inco;

  (b)
  To record the settlement of the Inco exchangeable debentures previously issued by Teck with shares of Inco currently held by Teck.

  (c)
  To record the purchase of Inco shares for cash and Teck shares as follows:

(C$ millions)
Cash portion of the Offer	$9,091
Issue of 132.3 million Teck subordinate voting shares(1)	9,177

18,268
Estimated transaction fees including net break fees and expenses of Teck and Inco	435
Cost of investment in Inco at June 30, 2006	191

Total purchase price	$18,894

    (1)
    The purchase price was calculated using a price of $73.01 for each Teck subordinate voting share issued, net of deemed issue costs.

  (d)
  The following allocates the purchase price based on management's preliminary estimate of fair values after giving effect to (a) above:

(C$ millions)	Inco Book Value	Fair Value Adjustments	Inco Fair Value
Cash and cash equivalents	$1,178	$—	$1,178
Inventories	1,398	1,238	2,636
Other current assets	1,436	—	1,436
Property, plant and equipment and other non-current assets	11,125	15,474	26,599

Total assets	$15,137	$16,712	$31,849

Current liabilities	$1,706	$—	$1,706
Long-term debt	1,701	24	1,725
Other liabilities including post retirement obligations	1,206	1,649	2,855
Future income taxes	2,242	3,504	5,746
Minority interests	923	—	923

Total liabilities	7,778	5,177	12,955

Net assets purchased	$7,359	$11,535	$18,894

  (e)
  To record the proceeds of the additional $5.390 billion debt and the conversion of $350 million of temporary investments into cash to finance the acquisition. Teck has arranged bridge financing facilities of US$5.85 billion. Teck plans to draw on this facility together with cash and temporary investments on hand to finance the transaction. A portion of the drawn facility is assumed to be repaid from Inco's cash balances immediately following the transaction.

  (f)
  To eliminate the investment in Inco on consolidation.

  Income Statement Adjustments:

  (g)
  To eliminate the amortization of unamortized transitional adjustments and past service costs related to defined benefit pensions and other post-retirement benefits of Inco.

  (h)
  To depreciate and amortize the preliminary fair value adjustments allocated to property, plant and equipment. An amount of $4.3 billion has been allocated to non-amortizable assets. To the extent that this amount is allocated to property, plant and equipment, amortization charges may increase. Any amount allocated to goodwill will be subject to impairment tests and may be written off in future periods. In addition, an amount of $11.8 billion has been allocated to assets, including Voisey's Bay and Goro, which were not in production in 2005 ($6 billion has been allocated to assets which were not in production in the first half of 2006).

  (i)
  To adjust interest expense and interest income to reflect changes in Teck's debt structure, including additional debt incurred as a result of the transaction, the conversion and redemption of certain Inco and Teck debt instruments, fair value adjustments to Inco debt and the reduction of cash balances resulting from the transaction.

  (j)
  To provide for taxes on the above items.

4.     ITEMS NOT ADJUSTED

  The adjustments made to the pro forma consolidated statements of earnings reflect only those items which are expected to recur and do not include one time charges to income which are expected to occur immediately following the transaction. In addition, the pro forma consolidated statements of earnings do not give effect to operating efficiencies, cost savings and synergies that may result from the acquisition, including potential cost savings at the corporate level and potential synergies in exploration activities and at operations.

5.     PRO FORMA EARNINGS PER SHARE INFORMATION

  Earnings per share computation for six months ended June 30, 2006 and year ended December 31, 2005

	Six Months Ended June 30, 2006	Year Ended December 31, 2005
Basic pro forma earnings per share computation
Numerator ($ millions):
Pro forma net earnings from continuing operations	$1,630	$2,020
Less interest on convertible debentures, net of taxes	(2)	(4)

	1,628	2,016
Pro forma earnings from discontinued operation	13	—

Pro forma earnings available to shareholders	$1,641	$2,016

Denominator (thousands of shares):
Teck weighted average shares outstanding	205,581	202,472
Shares issued to Inco shareholders	132,304	132,304

Pro forma weighted average shares outstanding	337,885	334,776

Basic pro forma earnings per share	$4.86	$6.02
Basic pro forma earnings per share from continuing operations	$4.82	$6.02
Diluted pro forma earnings per share computation
Numerator ($ millions):
Pro forma net earnings available to shareholders, assuming dilution	$1,643	$2,020
Pro forma net earnings available to shareholders from continuing operations, assuming dilution	$1,630	$2,020
Denominator (thousands of shares):
Pro forma weighted average shares outstanding	337,885	334,776
Dilutive effect of securities for Teck
Share options	1,811	2,121
Convertible debentures	9,574	11,489

Pro forma weighted average shares outstanding	349,270	348,386

Diluted pro forma earnings per share	$4.70	$5.80
Diluted pro forma earnings per share from continuing operations	$4.67	$5.80

6.     GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA AND THE UNITED STATES

  The effect of the material measurement differences between generally accepted accounting principles (GAAP) in Canada and the United States on the unaudited pro forma consolidated net earnings and balance sheet is summarized as follows. In preparing the unaudited pro forma consolidated US GAAP reconciliation, the company has made assumptions, estimates and assessments, which are based on limited information. As such, the actual amounts may differ materially from the amounts disclosed in these pro forma financial statements.

  Pro Forma Consolidated Net Earnings and Comprehensive Income

(C$ in millions, except per share data)	Six Months Ended June 30, 2006	Year Ended December 31, 2005
Pro forma net earnings under Canadian GAAP	$1,643	$2,020
Add (deduct)
Convertible debentures due 2024 (a)	(4)	(6)
Share of earnings in FCCT (b)	—	(1)
Deferred start-up costs (d)	(15)	3
Derivative instruments (h)	(5)	(83)
Asset retirement obligations (i)	(1)	(3)
Capitalized interest (k)	(1)	8
Deferred stripping costs (m)	(10)	—
Research and development expense (e)	(17)	(57)
Exploration expense (f)	(10)	(10)
Unrealized foreign exchange on Voisey's Bay project future income and mining tax liability (l)	(30)	(75)
Minority interest effect of adjustments	1	11
Tax effect of adjustments including enacted tax rate changes	(43)	27

Net earnings under US GAAP before comprehensive income adjustments	1,508	1,834
Unrealized holding gains on investments (c)	50	(6)
Cumulative translation adjustment (g)	(73)	(51)
Derivative instruments (h)	(328)	(166)
Minimum pension liability (j)	—	(22)
Tax effect of adjustments	122	87

Comprehensive income	$1,279	$1,676

Earnings per share, before comprehensive income adjustments
Basic	$4.46	$5.47
Diluted	$4.32	$5.26

  Pro Forma Consolidated Balance Sheet as at June 30, 2006

	Pro Forma Canadian GAAP	Pro Forma GAAP Adjustments	Pro Forma US GAAP
Assets
Cash and cash equivalents	$622	$—	$622
Accounts receivable	1,892	—	1,892
Inventories	3,395	—	3,395
Other (h)	132	25	157

	6,041	25	6,066
Investments (c)	268	40	308
Property, plant and equipment and other non-current assets (b,d,h,i,j,k,m)	30,421	(105)	30,316

Total assets	$36,730	$(40)	$36,690

Liabilities and Shareholders' Equity
Accounts payable and accrued liabilities (h)	$2,617	$5	$2,622
Current portion of long-term debt	120	—	120

	2,737	5	2,742
Long-term debt	8,544	—	8,544
Other liabilities (h,i)	3,483	(31)	3,452
Future income and resource taxes	6,547	(27)	6,520
Minority interest	955	—	955

	22,266	(53)	22,213
Shareholders' equity	14,464	13	14,477

Total liabilities and shareholders' equity	$36,730	$(40)	$36,690

  (a)
  Convertible Debentures

    Under Canadian GAAP the convertible debentures due 2024, redeemed on June 1, 2006, were classified as equity with related interest being charged directly to retained earnings. For US GAAP purposes, interest on these debentures would be charged against current period earnings.

  (b)
  Share of Earnings in Fording Canadian Coal Trust (FCCT)

    The company accounts for its share of earnings of FCCT on an equity basis. Adjustments in respect of the company's share of earnings in FCCT arise due to various differences between US and Canadian GAAP in the underlying entity.

  (c)
  Unrealized Holding Gains on Investments

    Under Canadian GAAP, the company's marketable securities are carried at cost. For US GAAP purposes, the company's marketable securities are considered to be available-for-sale. Available-for-sale securities are carried at market value with unrealized gains or losses included in comprehensive income until realized or until an other than temporary decline occurs.

  (d)
  Deferred Start-Up Costs

    Under Canadian GAAP, certain mine start-up costs are deferred until the mine reaches commercial levels of production and are amortized over the life of the project. Under US GAAP, these costs are expensed as incurred.

  (e)
  Research and Development Expense

    Under Canadian GAAP, development costs are deferred and amortized if the development project meets certain generally accepted criteria for deferral and amortization. In addition, fixed assets including equipment may be acquired or constructed in order to provide facilities or carry out a research and development project. The use of such assets will extend over a number of accounting periods and accordingly, are capitalized and amortized over their useful lives. Under US GAAP, research and development costs are charged to expense in the period incurred.

  (f)
  Exploration Expense

    Under Canadian GAAP, capitalized exploration expenditures are classified under property, plant and equipment with the related mineral claim. For US GAAP, exploration expenditures are not capitalized unless proven and probable reserves have been established by a feasibility study.

  (g)
  Comprehensive Income

    Under US GAAP, comprehensive income is recognized and measured in accordance with FASB Statement No. 130, "Reporting Comprehensive Income". Comprehensive income includes all changes in equity other than those resulting from investments by owners and distributions to owners. Comprehensive income includes two components, net income and other comprehensive income (OCI). OCI includes amounts that are recorded as an element of shareholders' equity but are excluded from net income as these transactions or events were attributable to changes from non-owner sources. These items include additional minimum pension liability adjustments, holding gains and losses on certain investments, gains and losses on certain derivative instruments and foreign currency gains and losses related to self-sustaining foreign operations (cumulative translation adjustment). A standard for comprehensive income is not yet effective under Canadian GAAP.

  (h)
  Derivative Instruments

    Under Canadian GAAP, derivative instruments to which hedge accounting is applied are held off-balance sheet with realized gains and losses recorded in net earnings. Non-hedge derivative instruments must be recorded on the balance sheet at fair value with changes in fair value recorded in other income.

    For US GAAP purposes, all derivatives are recorded on the balance sheet as either assets or liabilities at fair value. The accounting for changes in the fair value of derivatives depends on whether the derivative has been designated as a fair value or cash flow hedge and whether it qualifies as part of a hedging relationship.

    For fair value hedges, the effective portion of the changes in fair value of the derivatives is offset by changes in the fair value of the hedged item in net earnings. For cash flow hedges the effective portion of the changes in fair value are accumulated in other comprehensive income and released into net earnings when the hedged item affects net earnings. For derivatives not accounted for as part of a hedging relationship, changes in fair value are included in net earnings.

  (i)
  Asset Retirement Obligations

    For US GAAP purposes the company adopted FASB Statement No. 143, "Accounting for Asset Retirement Obligations", effective January 1, 2003. The company adopted the provisions of CICA 3110, "Asset Retirement Obligations", for Canadian GAAP purposes effective January 1, 2004.

    The Canadian and US standards for Asset Retirement Obligations are substantially the same; however, due to the difference in adoption dates, different discount rate assumptions were used. This resulted in differences in the asset and liability balances on adoption and will result in different amortization and accretion charges over time.

  (j)
  Additional Minimum Pension Liability

    For US GAAP purposes, the company is required to recognize an additional minimum pension liability in the amount of the excess of the company's unfunded accrued benefit obligation over the fair value of the plan assets. An intangible asset is recorded equal to any unrecognized past service costs. Changes in the additional minimum pension liability and intangible asset are recorded in other comprehensive income.

  (k)
  Capitalized Interest

    For US GAAP purposes, interest costs must be capitalized for all assets that are under development. For Canadian GAAP, the company capitalizes interest only on project specific debt.

  (l)
  Unrealized Currency Translation Gains (Losses) on Voisey's Bay Project Deferred Income and Mining Tax Liabilities

    For the purpose of these pro forma financial statements, Inco is considered to be a self sustaining foreign entity whose functional currency is the US dollar. For US GAAP purposes, unrealized non-cash currency translation gains and losses arising from the translation into United States dollars, at the end of each period, of certain Canadian dollar-denominated deferred income and mining tax liabilities established in 1996 upon the acquisition of the Voisey's Bay deposits are included in the determination of earnings. Under Canadian GAAP, these unrealized non-cash currency translation gains and losses have been deferred and included in property, plant and equipment as part of development costs for the Voisey's Bay project until operations commence.

  (m)
  Deferred Stripping Costs

    Effective January 1, 2006, under Canadian GAAP, the company adopted EIC 160 "Stripping Costs Incurred in the Production Phase of a Mining Operation", and under US GAAP, EITF 04-6 "Accounting for Stripping Costs Incurred During Production in the Mining Industry". Both standards require stripping costs to be accounted for as a variable production cost to be included in the costs of inventory produced during the production phase.

    Under Canadian GAAP, the company has elected to use prospective adoption, and amortizes the existing balance sheet amount relating to deferred stripping costs over the reserves to which it relates. Under US GAAP, the company has retroactively adopted EITF 04-06, whereby the cumulative effect of the adjustment is recognized in the opening balance of retained earnings. This resulted in an initial US GAAP difference to decrease property, plant and equipment by $52 million, decrease future income tax liability by $22 million and decrease retained earnings by $30 million.

    Canadian GAAP permits capitalization of stripping activity which represents a betterment of a mineral property. Betterment occurs when the stripping activity increases future output of the mine by providing access to additional sources of reserves. Capitalized stripping costs are amortized on a unit of production basis over the proven and probable reserves to which they relate. Under US GAAP, all stripping costs are treated as variable production costs.

The Depositary for the Offer is:
 CIBC Mellon Trust Company

By Mail P.O. Box 1036 Adelaide Street Postal Station Toronto, Ontario M5C 2K4	By Registered Mail, by Hand or by Courier 199 Bay Street Commerce Court West Securities Level Toronto, Ontario M5L 1G9

Telephone: (416) 643-5500
Toll Free: 1-800-387-0825
E-Mail: inquiries@cibcmellon.com

The Dealer Managers for the Offer are:

In Canada BMO Nesbitt Burns Inc. 1 First Canadian Place, 5th Floor Toronto, Ontario M5X 1H3 Telephone: (416) 359-6695	In the United States BMO Capital Markets Corp. (formerly Harris Nesbitt Corp.) 3 Times Square New York, New York 10036 Toll Free: (866) 769-7410
Merrill Lynch Canada Inc. 181 Bay Street, 4th Floor Toronto, Ontario M5J 2V8 Telephone: (416) 369-7744	Merrill Lynch & Co. 1400 Merrill Lynch Drive MSC-0401N Pennington, New Jersey 08534 Telephone: (609) 818-8000 Toll Free: (877) 653-2948

The U.S. Forwarding Agent for the Offer is:

Mellon Investor Services LLC

By Mail, Registered Mail, by Hand or by Courier
120 Broadway, 13th Floor
New York, New York 10271
Toll Free: 1-800-777-3674

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Ave., 20th Floor
New York, New York 10022

North American Toll Free Numbers:
(877) 825-8631 (English)
(877) 825-8777 (French)

U.S. Banks and Brokers Call Collect:
(212) 750-5833

        Any questions and requests for assistance may be directed by Shareholders to the Depositary or the Information Agent at their respective telephone numbers and locations set out above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

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NOTICE AND OFFER
OFFER TO PURCHASE
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
NOTICE TO HOLDERS OF INCO OPTIONS, INCO WARRANTS, INCO CONVERTIBLE DEBENTURES AND TECK EXCHANGEABLE DEBENTURES
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
INFORMATION CONCERNING INCO
CURRENCY AND EXCHANGE RATE INFORMATION
NOTICE OF VARIATION
SUMMARY OF TECK AND INCO HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
Teck Summary of Financial Information and Pro Forma Financial Information (in millions of Cdn.$)
Inco Summary of Financial Information (in millions of U.S.$)
Comparative Per Share Information
Per Share Market Information
CONSENT
APPROVAL AND CERTIFICATE OF TECK COMINCO LIMITED
ANNEX A
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF TECK COMINCO LIMITED
COMPILATION REPORT ON PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
TECK COMINCO LIMITED PRO FORMA CONSOLIDATED BALANCE SHEET As at June 30, 2006 ($ millions)
TECK COMINCO LIMITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS For the year ended December 31, 2005 ($ millions)
TECK COMINCO LIMITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS For the six months ended June 30, 2006 ($ millions)
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS